EXHIBIT 10.3
RESTRICTED STOCK
UNIT AWARD AGREEMENT
     This Restricted Stock Unit Award (“Award”) is executed on this ___ day of ______, 20___, by Offshore Logistics, Inc. (the “Company”) to <Insert Name of Grantee> (the “Grantee”).
     WHEREAS, the Grantee has received the Award pursuant to Section 7 of the Offshore Logistics, Inc. 2004 Stock Incentive Plan, as amended (the “Plan”) (all capitalized terms not defined herein shall have the meanings ascribed to them in the Plan);
     WHEREAS, on ______, 20___(the “Date of Grant”), the Compensation Committee of the Board of Directors of the Company, who administers the Plan, authorized the granting of restricted stock units of the Company subject to the terms and conditions set forth below;
     WHEREAS, the Award is a special grant of Company restricted stock units; and
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock units to the Grantee on the following terms and conditions:
     1. Award of Restricted Stock Units. The Company hereby grants to the Grantee a total of <Insert Amount> restricted stock units of the Company (the “Units”) subject to the terms and conditions set forth below. The Award is intended to be “qualified performance-based compensation” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Regulations thereunder.
     2. Restrictions. The Units are being awarded to the Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”) which shall lapse, if at all, as described in Section 3 below.
          a. The Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units still subject to Restrictions. The Units shall be forfeited if the Grantee violates or attempts to violate these transfer restrictions.
          b. Any Units still subject to the Restrictions shall be automatically forfeited upon (i) the Grantee’s termination of employment with the Company for any reason, other than such a termination by the Company without Cause or (ii) the date following the fifth anniversary of the Date of Grant.
          c. “Cause” means (i) “Cause” as that term is defined in the current employment agreement between the Company and the Grantee or (ii) if there is no employment agreement between the Company and the Grantee or if it does not define Cause: (A) indictment or formal charge of the Grantee for, or plea of guilty or nolo contendere to, a felony, or a misdemeanor involving moral turpitude; provided that any indictment or formal charge of a Grantee outside the United States shall not de deemed “Cause” unless and until such foreign indictment or formal charge results in the Grantee’s conviction for such offense, (B) dishonesty in the course of fulfilling the Grantee’s employment duties, (C) willful and deliberate failure on the part of the Grantee to perform such Grantee’s employment duties in any material respect.
The Company will not be obligated to pay the Grantee any consideration whatsoever for forfeited Units.
     3. Lapse of Restrictions.
          a. The Restrictions applicable to the Units shall lapse, as long as the Units have not previously been forfeited as described in Section 2 above, as follows:
     (i) On the third anniversary of the Date of Grant, the Restrictions shall lapse on a percentage of the Units equal to the Third Anniversary Achievement Percentage;
     (ii) On the fourth anniversary of the Date of Grant, the Restrictions shall lapse on a percentage of the Units that are unvested immediately prior to such fourth anniversary equal to the Fourth Anniversary Achievement Percentage;
     (iii) On the fifth anniversary of the Date of Grant, the Restrictions shall lapse on all Units that are unvested immediately prior to such fifth anniversary, if the Fifth Anniversary Goal has been achieved;
     (iv) Upon the occurrence of any of the following events prior to the fifth anniversary of the Date of Grant, the Restrictions shall lapse on all Units: (1) a Change in Control, (2) a termination of the Grantee’s employment with the Company by the Company without Cause, and (3) a termination of the Grantee’s employment with the Company by the Grantee for Good Reason.
          b. For purposes of this Section 3, the following terms shall have the following meanings:
     (i) The “Third Anniversary Achievement Percentage” shall equal (1) zero, if the Company’s Cumulative Annual Shareholder Return during the period commencing on the Date of Grant and concluding on the date immediately preceding the third anniversary of the Date of Grant (the “Third Anniversary Measurement Period”) is less than 10%, (2) 10%, if the Company’s Cumulative Annual Shareholder Return during the Third Anniversary Measurement Period equals 10%, (3) 55%, if the Company’s Cumulative Annual Shareholder Return during the Third Anniversary Measurement Period equals 12.5%, and (4) 100%, if the Company’s Cumulative Annual Shareholder Return during the Third Anniversary Measurement Period equals or exceeds 15%. If the Company’s Cumulative Annual Shareholder Return during the Third Anniversary Measurement Period falls between 10% and 12.5%, the Third Anniversary Achievement Percentage shall be interpolated between 10% and 55%, and if the Company’s Cumulative Annual Shareholder Return during the Third Anniversary Measurement Period falls between 12.5% and 15%, the Third Anniversary Achievement Percentage shall be interpolated between 55% and 100%.
     (ii) The “Fourth Anniversary Achievement Percentage” shall be calculated in the same manner as the Third Anniversary Achievement Percentage is calculated pursuant to Section 3(b)(i), substituting “Fourth Anniversary” for each reference to “Third Anniversary” in such section.
     (iii) The “Fifth Anniversary Achievement Goal” shall be deemed achieved if the Company’s Cumulative Annual Shareholder
     Return during the period commencing on the Date of Grant and concluding on the date immediately preceding the fifth anniversary of the Date of Grant (the “Third Anniversary Measurement Period”) equals or exceeds 3%.
     (iv) The Company’s “Cumulative Annual Shareholder Return” for any period shall be determined by calculating the Company’s Total Shareholder Return for such period, and determining the compound annualized value of such Total Shareholder Return. For example, if the Total Shareholder Return for a 3-year period equals 33%, the Cumulative Annual Shareholder Return for such period shall equal 10.06%. For purposes of this paragraph, the “Total Shareholder Return” for any period shall equal (1) 100% multiplied by (2) a fraction, (i) the numerator of which is (x) the Market Value (as defined below) as of the last day of such period of the number of shares of Stock which had a Market Value of $100 as of the first day of such period, assuming the reinvestment of any dividends paid with respect to such shares during such period on a pre-tax basis in additional shares and taking into account any stock splits, reclassifications or any similar events minus (y) $100, and (ii) the denominator of which is 100. For purposes of this paragraph, the Market Value of a share of Stock on the first and last day of any such period shall be equal to the average of the 20 closing prices of such a share for the 20 consecutive trading days concluding on such day (or, if such day is not a trading day, concluding on the final trading day immediately preceding such day).
          c. To the extent the Restrictions lapse under this Section 3 with respect to the Units, they will be free of the terms and conditions of this Award.
     4. Adjustments. If the number of outstanding shares of Stock is changed as a result of stock dividend, stock split or the like without additional consideration to the Company, the number of Units subject to this Award shall be adjusted to correspond to such change.
     5. Dividend Equivalents. Upon the Company’s payment of a dividend with respect to the Stock in cash, shares of stock of another company, or property, the Grantee will be credited with the cash, number of shares of that company, or amount of property which would have been received had the Grantee owned a number of shares of Stock equal to the number of Units credited to his or her account. Any cash, shares, or property so credited will be subject to the same Restrictions and other terms and conditions applicable to Units and will be paid out in kind if and when the Restrictions lapse on the underlying Unit.
     6. Delivery of Certificates or Equivalent. Within five days following the lapse of Restrictions applicable to any Units, the Company shall, at its election, either deliver to the Grantee (i) a certificate representing a number of shares of Stock equal to the number of whole Units upon which such Restrictions have lapsed, plus a cash payment equal to the value of any fractional Units then credited to the Grantee, (ii) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of Units upon which such Restrictions have lapsed, (iii) pay the Grantee in cash the value (on the date of lapse of Restrictions) of a number of shares of Stock equal to the number of Units upon which such Restrictions have lapsed. In addition, upon the lapse of such Restrictions on a Unit, any dividend equivalents credited with respect to such Unit will be distributed in accordance with the final sentence of Section 5.
     7. Withholding Taxes. The Company is entitled to withhold an amount equal to the required minimum statutory withholdings taxes for the respective tax jurisdiction attributable to any cash, share of Stock, or property deliverable in connection with the Units. The Grantee may satisfy any withholding obligation in whole or in part by electing to have the Company retain cash, shares of Stock, or other property deliverable in connection with the Units having a Fair Market Value on the date the Restrictions applicable to the Units lapse equal to the minimum amount required to be withheld.
     8. Voting and Other Rights.
          a. The Grantee shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote and to receive dividends and other distributions, until delivery of certificates representing shares of Stock in satisfaction of the Units.
          b. The grant of Units does not confer upon the Grantee any right to continue in the employ of the Company and its Affiliates or to interfere with the right of the Company to terminate the Grantee’s employment at any time.
     9. Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.
     10. Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas, 77042, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Grantee shall be given to the Grantee at his or her usual work location or his or her home address as indicated in the records of the Company. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified and deposited, postage and registry fee prepaid, in a United States post office.
     11. Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed under the laws of the State of Delaware.
     12. Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.
     IN WITNESS WHEREOF, the Company has executed this Agreement in duplicate as of day and year first above written.

OFFSHORE LOGISTICS, INC.
By:
William E. Chiles, President and
Chief Executive Officer

     The undersigned the Grantee hereby accepts, and agrees to, all terms and provisions of the foregoing Award.

By:

< Insert Name of Grantee >